Exhibit 99.1

Bidz.com Announces Preliminary Second Quarter Results

CULVER CITY, Calif., Jul 14, 2010 (GlobeNewswire via COMTEX News Network) —

•  Company announces creation of Special Committee of Board of Directors to consider the implementation of stock buyback of up to $2.5 million

•  As of June 30, 2010 the Company has more than $9.0 million in cash

Bidz.com (Nasdaq:BIDZ), a leading online retailer of jewelry, today announced that it expects its second quarter revenue to be approximately $25.0 million, and expects a loss per share in the range of $(0.02)-$(0.03).

The Company also announced that a Special Committee composed of independent members of its Board of Directors has been formed to consider implementing a privately negotiated stock buyback of up to $2.5 million. A third party valuation firm was hired to evaluate the transaction and provide an independent valuation, and separate counsel has been retained by the Special Committee to assist in its review. A privately negotiated repurchase is consistent with, and helps achieve the goals of, the Company’s previously announced share buyback program. Under the existing program implemented in June 2007, a total of $33.5 million has been authorized for repurchases, and to date, a total of 3.4 million shares have been repurchased for $18.5 million. The Company has approximately $15.0 million still available for additional share repurchases in open market transactions, subject to market conditions, share price and other considerations. Funds are being provided by available cash from operations for the repurchase of shares, and as of June 30, 2010, the Company has more than $9.0 million in cash. The Company considers privately negotiated repurchases of stock from time to time in conjunction with the share repurchase program.

Assuming the buyback is implemented, it is expected that a block of shares will be sold by Marina Zinberg, sister of the Company’s Chief Executive Officer, David Zinberg. Given the current low average daily volume in the stock, the Company believes that this is an efficient way to buy back a significant block of shares. Once the transaction is completed, the shares will be retired, reducing the Company’s outstanding share count. As part of such a buyback, both David Zinberg and Marina Zinberg have proposed canceling their 10b5-1 Plans assuming the buyback is completed.

Bidz.com’s quarterly earnings conference call is scheduled for Monday, August 9, 2010, at 1:30 p.m. Pacific Time. The conference call will coincide with the news release announcing second quarter 2010 results, which will be distributed after the close of market on Monday, August 9, 2010. Additionally, the webcast will be recorded and available until August 23, 2010. The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at http://investors.bidz.com.

About Bidz.com

Bidz.com, founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz.com’s auctions are also available in Arabic, German and Spanish. To learn more about Bidz.com visit its website at www.bidz.com. Bidz also operates Modnique, a division of Bidz.com, an exclusive private sale shopping site for members-only, offering authentic premium brand name merchandise. Modnique offers its members exclusive access to 24-72 hour sales events on designer apparel, accessories, shoes, and houseware and much more at price points up to 85% below traditional retail prices. To learn more about Modnique visit its website at www.modnique.com.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs. Risks and uncertainties include that our common stock is subject to short selling and trading, and prices of our stock may be volatile; that we are subject to “prank” bidding; that we may face increasing costs to acquire new customers; the ability of the Company to attract customers to its website and offer attractive products; the ability to maintain profit levels while expanding international sales; the ability to detect fraud if we fail to maintain an effective system of internal controls; the ability to maintain our website, electronic data processing systems, and systems hardware; the ability to forecast accurately net revenue and plan for expenses; that we do not have a guaranteed supply of jewelry products and that we have a heavy concentration of inventory purchases from our top two suppliers; the ability to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings and other activities. Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: Bidz.com, Inc.

CONTACT:  Addo Communications, Inc.

IR Contact:

Andrew Greenebaum

310-829-5400

andrewg@addocommunications.com